Exhibit 10.1

TALON THERAPEUTICS, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN

(as amended through July 15, 2011)

1.           Purpose of the Plan. The Talon Therapeutics 2006 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby eligible employees of Talon Therapeutics, Inc. (the “Company”) and its Designated Subsidiaries will have an opportunity to purchase shares of the common stock of the Company. The Company believes that employee participation in the ownership of the Company is of benefit to both the employees and the Company. The Company intends to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Code (as hereinafter defined). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with the requirements of that Code section.

2.           General Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:

“Account” shall mean the record of all remaining funds that have been contributed by each individual Participant as a result of payroll deductions for the purpose of purchasing Shares pursuant to Rights granted under the Plan. A Participant’s Account shall be subject to the conditions and limitations set forth in Sections 7 and 8 and other provisions of this Plan.

“Base Pay” means an employee’s regular straight time salary or earnings.

“Board” means the Board of Directors of the Company.

“Business Day” means any day (other than a Saturday, Sunday or legal holiday in the State of California) on which banks are permitted to be open in San Francisco, California.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer and fulfill its duties under the Plan.

“Common Stock” means the voting common stock of the Company, par value $0.001 per share.

“Designated Subsidiary” shall mean any Subsidiary whose employees have been designated by the Board or the Committee to be eligible, subject to Section 3, to become Participants under the Plan.

“Ending Date” means the Purchase Date on which a particular Offering Period ends, as determined under Section 4.3.

“Enrollment Date” for a Participant means any Grant Date on which the Participant is enrolled in the Plan pursuant to Sections 6 and 7.

“ESPP Broker” means a qualified stock brokerage or other financial services firm that has been designated by the Committee to assist in administering this Plan

“Fair Market Value” of any Share, as of a particular date, shall mean the price per share of Common Stock as quoted on The Nasdaq Stock Market, Inc. at the close of regular trading on that date. The Board or the Committee may designate a different time or method of determining Fair Market Value if that becomes appropriate because of changes in the hours or methods of trading on The Nasdaq Stock Market, Inc. If the Common Stock ceases to be listed on The Nasdaq Stock Market, Inc., the Board or the Committee shall designate an alternative exchange, stock market or other method of determining Fair Market Value of the Common Stock.

“Grant Date” means each date established pursuant to Section 4.1 on which the Company grants to Participants a new set of Rights to purchase Shares during the Offering Period beginning on that date.

“Offering Period” shall mean the time period beginning on a Grant Date and ending on a date determined under Section 4.3, during which Shares may be purchased by Participants pursuant to the Rights granted on that Grant Date.

“Participant” means an employee of the Company or any of its Designated Subsidiaries who, pursuant to Section 3, is eligible to participate in the Plan and has complied with the enrollment requirements of Sections 6 and 7.

“Plan” means this Talon Therapeutics 2006 Employee Stock Purchase Plan, as it may be amended from time to time.

“Purchase Date” means any of the following dates, on which a purchase of Shares shall be made pursuant to Rights granted to Participants: each six month anniversary of the Grant Date that began the Offering Period for those Rights, but only if such anniversary occurs on or before the Ending Date of such Offering Period.

“Purchase Period” means each six-month portion of an Offering Period that ends on a Purchase Date and began on the later of the Offering Period’s Grant Date or the day after the last Purchase Date within that Offering Period.

“Rights” means the rights granted to Participants under Section 4.2, as of a particular Grant Date, to purchase Shares during each Purchase Period within the Offering Period beginning on the Grant Date.

“Shares” means shares of Common Stock that are subject to existing Rights or have been sold to Participants pursuant to their Rights granted under the Plan.

“Subsidiary” shall mean any present or future domestic or foreign corporation that is or would be a “subsidiary corporation” of the Company as that term is defined in Code section 424(f).

3.           Employees Eligible to Participate. Any employee of the Company or any of its Designated Subsidiaries is eligible to participate in the Plan if he or she: (a) is in the employ of the Company or any of its Designated Subsidiaries on a Grant Date, (b) has been so employed for at least thirty consecutive days immediately preceding the Grant Date, (c) has been paid for an average of at least twenty hours per week during such employment, and (d) is not an employee whose customary employment is for five months or less in any calendar year.

The Board shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future grants of Rights, without shareholder approval, if such change is announced at least fifteen Business Days prior to the Grant Date on which such Rights are to be granted, and only if such eligibility conditions comply with the requirements of Code section 423(b)(4).

4.           Grants of Rights to Purchase Shares During Offering Periods.

4.1           Grant Dates. From time to time, the Board may fix a Grant Date or a series of Grant Dates on which the Company will grant Rights to purchase Shares, as provided in Section 4.2, during the Offering Period beginning on that Grant Date. The first Grant Date will be July 31, 2006, and subsequent Grant Dates will be each January 31 and July 1 after 2006, until that series is ended or changed by the Board.

4.2           Granting of Rights. On the Grant Date of each Offering Period, the Company shall be deemed to have automatically granted to each employee eligible to participate in the Plan as of the Grant Date, a Right to purchase as many full Shares (but not any fractional Shares) as may be purchased pursuant to Section 10, on each Purchase Date during the Offering Period, with the balance of such Participant’s Account on that Purchase Date, subject to the limitations set forth in Sections 7.1, 9 and 10, and the other terms and conditions of this Plan.

4.3           Offering Periods and Ending Dates. The Rights granted on a particular Grant Date will remain in effect only during an Offering Period that begins on the Grant Date and ends on the Offering Period’s Ending Date, which shall be the earlier of (a) the last day of the 24-month period following the Grant Date, or (b) the first Purchase Date after the Grant Date on which the Fair Market Value of a Share is less than the Fair Market Value of a Share on the Grant Date. Any Rights that were granted on a Grant Date and have not been exercised during the Offering Period beginning on the Grant Date shall expire as of the close of business on the Ending Date of the Offering Period. The Board shall have the power to change, without shareholder approval, the duration and/or frequency of (a) the Offering Periods for future grants of Rights, and (b) Purchase Periods with respect to future Share purchases, if any such change is announced at least fifteen Business Days before the scheduled beginning of the first Offering Period or Purchase Period to be affected; provided, however, that no Offering Period may exceed twenty-seven months.

4.4           Coordination of Overlapping Offering Periods. Offering Periods that begin on different Grant Dates, and have not yet ended, will run concurrently; provided, however, that a Participant who enrolls to exercise any Rights during any Purchase Period will be deemed to purchase first all of the remaining Shares available to him or her under Rights granted on the earliest Grant Date for which the Offering Period has not ended, before any Shares may be purchased under Rights granted to him or her on a later Grant Date.

5.           Purchase Price. The purchase price for each Share offered and sold to Participants on any Purchase Date during an Offering Period shall be the lesser of: (a) 85 percent of the Fair Market Value of a Share on the Offering Period’s Grant Date if it is a Business Day or, if it is not, on the nearest subsequent Business Day; or (b) 85 percent of the Fair Market Value of a Share on the Purchase Date if it is a Business Day or, if it is not, on the nearest prior Business Day.

6.           Participation. An eligible employee may become a Participant by completing the enrollment process prescribed by the Company, which shall include a payroll authorization made pursuant to Section 7, at a reasonable time before the Grant Date on which it is to be effective (an “Enrollment Date”). A Participant’s enrollment will be effective on such Enrollment Date, subject to the following conditions:

6.1           Outstanding Rights of Participant. If the Participant has not fully exercised all of the Rights previously granted to him or her for one or more Offering Periods that will remain in effect after such Enrollment Date, the enrollment will be deemed to exercise first the remaining Rights with the earliest Grant Date.

6.2           Participant without Outstanding Rights. If no Rights have previously been granted to the Participant, or he or she is no longer entitled to exercise any Rights granted on a previous Grant Date, the enrollment will be effective for any Rights on and after such Enrollment Date.

6.3           General Rules. Participation during one Offering Period under the Plan shall not require participation in any later Offering Period, but a Participant shall remain enrolled in the Plan until the Participant withdraws from the Plan pursuant to Section 14, or his or her employment is terminated with the Company and all of its Designated Subsidiaries, whichever occurs earlier.

7.           Payroll Deductions.

7.1           Authorization of Payroll Deductions. At the time each Participant’s enrollment process is completed under Section 6, the Participant shall authorize the Company to make payroll deductions, for so long as he or she participates in the Plan after his or her Enrollment Date, of a whole percentage (not partial or fractional) of his or her Base Pay paid after the Enrollment Date, for the purpose of paying for Shares pursuant to Rights that he or she is entitled to purchase during any Purchase Period beginning on or after such Enrollment Date; provided, however, that no such payroll deduction shall be less than one percent or exceed 15 percent of Base Pay. The amount of such minimum percentage deduction may be adjusted by the Board of Directors or the Committee from time to time; provided, however, that a Participant’s existing rights under the Plan with respect to any Purchase Period that has already commenced may not be adversely affected thereby, except to the extent necessary to comply with Section 6 or Section 9, as determined in the discretion of the Committee.

7.2           Account Credits. Each Participant’s payroll deductions shall be credited to that Participant’s Account. A Participant may not make any separate cash payment into such Account, nor may payment for Shares be made from any source other than unused amounts credited to the Participant’s Account.

7.3           Period of Payroll Deductions. A Participant’s payroll deductions commencing on any Enrollment Date shall continue, for all Purchase Periods within any Offering Periods permitted under Section 6, until the termination of the Plan, unless the Participant elects before any subsequent Purchase Period to withdraw pursuant to Section 14 or change his or her contribution percentage.

7.4           Limitation on Changes. A Participant may discontinue participation in the Plan as provided in Section 14, but a Participant may not otherwise alter the rate of his or her payroll deductions during any Purchase Period.

7.5           Carryover of Unused Balances. If any balance remains in a Participant’s Account as of the close of business on any Purchase Date, because the balance was not sufficient to purchase a full Share on that Purchase Date, that balance shall be automatically carried over and treated as a contribution for the purchase of Shares on the next Purchase Date on which the Participant is eligible to purchase Shares.

8.           Nature of Account. A Participant shall all times have a right to an amount equal to the payroll deduction contributions credited to his or her Account, and not yet used to purchase Shares for the Participant, but any such unused contributions may be commingled with the general funds of the Company and used by the Company for any corporate purpose; and the Company shall not be obligated to segregate such contributions. No interest shall be paid or allowed on a Participant’s Account.

The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or any fiduciary relationship among the Company, the Board, the Committee or any Participant. To the extent a Participant acquires a right to receive payment or Shares from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

9.           Number of Shares Offered Under the Plan. The maximum number of Shares that will be offered under the Plan is 337,500, subject to any adjustment made pursuant to Section 18. If, on any date, the total number of Shares for which Rights are to be granted pursuant to Section 4.2 would exceed the number of Shares then available under this Section 9 after deduction of all Shares (a) that have been purchased under the Plan and (b) for which Rights to purchase are then outstanding, the Committee shall make a pro-rata allocation of the unissued Shares that remain available for the Plan in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, (a) the number of Shares each Participant may purchase pursuant to any future grants of Rights shall be reduced; (b) the payroll deductions to be made with respect to future grants of Rights, pursuant to existing authorizations, shall be reduced accordingly and (c) the Company shall give each Participant a written notice of such reductions.

10.           Limitations on Share Purchases. Notwithstanding anything herein to the contrary, the following limitations shall apply to all grants of Rights to purchase Shares under this Plan:

10.1           Five Percent Ownership Limit. No Participant shall be granted any new Rights, if such Participant, immediately after such grant, would be deemed to own shares of Common Stock (including all Shares that may be purchased under outstanding Rights) that will be five percent or more of the total combined voting power or value of all classes of capital stock of the Company or its Subsidiaries. The rules of Code section 424(d), which treat unexercised Rights and any other stock purchase options as stock, shall apply in determining share ownership under this paragraph. However, the Participant may receive any portion of a grant of Rights that would not violate this paragraph.

10.2           $25,000 Annual Limitation. In addition, no Participant shall be allowed to receive a grant of new Rights, if those Rights would cause such Participant’s rights to purchase Shares under this Plan and all other “employee stock purchase plans” of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such Shares for each calendar year in which such right to purchase is outstanding at any time. For purposes of this Section 10.2, the Fair Market Value of Shares shall be determined in each case as of the Grant Date of the Offering Period in which such Shares would be purchased. However, the Participant may receive any portion of a grant of Rights that would not violate this paragraph.

10.3           Refund of Excess Contributions. The Company shall refund as soon as practicable any contributions by a Participant that would cause either of the limits set forth in this Section 10 to be exceeded; and the balance of the Participant’s Account shall then be reduced by any such refund.

11.           Procedure and Eligibility for Purchase of Shares. On each Purchase Date during any Purchase Period within an Offering Period, each Participant who remains an eligible employee under Section 3, and has not withdrawn from participation for that Purchase Period, shall be deemed to have exercised a portion of his or her Rights to purchase Shares during that Offering Period, to the extent such Rights are then exercisable under Section 6.1; and the Participant shall be deemed to have purchased, at the applicable purchase price set forth in Section 5 for that Offering Period, the number of full Shares (but not any fractional Shares) that may be purchased on that Purchase Date with the balance of the Participant’s Account.

12.           Participant’s Rights as a Shareholder. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance with Section 11 in the name of the Participant.

13.           Issuance and Disposition of Shares.

13.1           Issuance of Shares. Promptly following each Purchase Date, the Company shall issue the Shares that have been purchased by each Participant on that Purchase Date; and deposit those Shares into a brokerage account that is established in the Participant’s name with the ESPP Broker.

13.2           Title of ESPP Brokerage Account. A Participant may direct, by written notice to the ESPP Broker prior to any Purchase Date, that any ESPP Broker account established to hold the Participant’s Shares be titled or re-titled, in the names of the Participant and one other person designated by the Participant, as joint tenants with right of survivorship, tenants in common or as owners of community property, to the extent and in the manner permitted by applicable law.

13.3           Disposition of Shares. A Participant shall be free to undertake a disposition, as that term is defined in Code section 424(c) (which generally includes any sale, exchange, gift, or transfer of legal title during the Participant’s lifetime), of Shares in the Participant’s ESPP Broker account at any time; provided, however, that, in the absence of such a disposition of such Shares, the Shares must remain in the Participant’s account at the ESPP Broker, except as otherwise permitted under Section 13.4, until the Holding Period has been satisfied for those Shares. With respect to Shares for which the Holding Period (as defined below) has been satisfied, a Participant may move such Shares to an account at another brokerage firm of the Participant’s choosing or request that a certificate representing the Shares be issued and delivered to the Participant.

“Holding Period” shall mean the holding period set forth in Code section 423(a) with respect to any Shares. As of the date that the Board adopts this Plan, such Holding Period for any Shares purchased by a Participant is the longer of: (a) the two-year period immediately following the Grant Date for the Offering Period in which such Shares were purchased, and (b) the one-year period immediately following the date those Shares are transferred to the Participant.

13.4           Non-U.S. Taxpayers. However, any Participant who is not subject to United States taxation may, at any time and without regard to the Holding Period for any Shares, move his or her Shares from his or her ESPP Broker account to an account at another brokerage firm of the Participant’s choosing, or request that a certificate representing the Shares be issued and delivered to the Participant.

14.           Withdrawal from Participation.

14.1           Withdrawal Procedure. A Participant may withdraw, in whole but not in part, from participation in the Plan during any Purchase Period by delivering to the Company a written notice of withdrawal, in a form prescribed by the Company, at least ten Business Days before the next Purchase Date on which Shares would otherwise be purchased by the Participant; and any such withdrawal shall be effective for that Purchase Date and all future Purchase Periods; provided, however, that the Participant shall remain entitled to his or her remaining Rights (if any) to purchase Shares during future Purchase Periods other than the next Purchase Period, if the Participant timely re-enrolls under Section 14.2. Upon any such withdrawal, the Company shall return to the withdrawing Participant, as soon as practicable, the accumulated payroll deductions remaining in his or her Account, without interest.

14.2           Re-entry after Withdrawal. An employee who has withdrawn from the Plan during a particular Purchase Period may not re-enter the plan for that Purchase Period or the next Purchase Period, but may re-enroll as of any Grant Date after the next Purchase Period following such withdrawal, to exercise any remaining Rights he or she may have to purchase Shares during Offering Periods that begin or continue after such re-enrollment; provided, however, that the employee then remains eligible based on the criteria described in Sections 3 and 6.

15.           Rights Not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant’s Account or any rights to purchase or to receive Shares or cash under the Plan, other than by will or the laws of descent and distribution; and such Account and other rights shall not be liable for, or subject to, a Participant’s debts, contracts or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of any such Account or other rights, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a withdrawal election under Section 14 and shall have no other effect on the Participant’s rights under this Plan.

16.           Termination of Employment. As soon as practicable after termination of a Participant’s employment with the Company for any reason whatsoever, including but not limited to death or retirement, the Participant’s Rights shall immediately expire and his or her Account balance shall be refunded to the Participant or the Participant’s estate, as applicable.

17.           Amendment or Discontinuance of the Plan. The Board (or the Committee, to the extent expressly provided in this Plan) shall have the right to amend or modify the Plan at any time without notice (except for any notice expressly provided in this Plan); and the Board shall have the right to terminate the Plan at any time without notice; provided, however, that: (a) subject to Sections 18 and 21.1, no Participant’s existing rights under any Offering Period that is in progress may be adversely affected thereby; and (b) subject to Section 18, in the event that the Board desires to retain the Plan’s favorable tax treatment under Code sections 421 and 423, no such amendment of the Plan shall increase the number of Shares that have been reserved in Section 9 for issuance under this Plan unless the Company’s shareholders approve such an increase.

18.           Changes in Capitalization. In the event of any reorganization, recapitalization, stock split, stock dividend, combination of shares of Common Stock, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the Board or the Committee may make such adjustments, if any, as it may deem appropriate, subject to any required action by the shareholders of the Company, in the number, kind and price of the Shares that Participants are entitled to purchase pursuant to existing Rights, and in the number of Shares available under Section 9 for purchase under the Plan.

19.           Administration. The Plan shall be administered by the Committee, who may engage the ESPP Broker to assist in the administration of the Plan. The Committee shall be vested with full authority to interpret the Plan; and to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan. Any determination, decision, or action of the Committee, in connection with the construction, interpretation, administration or application of the Plan, shall be final, conclusive and binding upon all Participants and any and all persons that claim rights or interests under or through a Participant. The Committee may delegate any of its ministerial duties with respect to the Plan to such of the Company’s other employees as the Committee may determine.

20.           Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, that is designated by the Company from time to time for the receipt thereof. In the absence of such a designation, the Company’s Human Resources Department, Attention: Stock Plan Administration, shall be authorized to receive such notices.

21.           Termination of the Plan. This Plan shall terminate at the earliest of the following dates:

21.1           Dissolution or Change in Corporate Structure. The Plan shall terminate on the date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Board may determine, the Company may permit a Participant to complete the exercise of his or her Right to purchase, at the purchase price set forth in Section 5, the number of full Shares (but not any fractional Shares) that may be purchased with the balance of that Participant’s Account. In such an event, the Company shall refund to the Participant any funds that remain in the Participant’s Account after such purchase.

21.2           Board Action. The Plan shall terminate on an effective date determined by the Board if and when it acts to terminate the Plan in accordance with Section 18.

21.3           Exhaustion of Available Shares. The Plan shall terminate on the date when all of the Shares that were reserved under Section 9 for issuance under this Plan have been purchased.

Upon termination of the Plan, the Company shall refund to each Participant the remaining balance of each Participant’s Account.

22.           Limitations on Sale of a Participant’s Shares. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee’s affairs. Therefore, a Participant may at any time sell Shares that have been purchased under the Plan, subject to compliance with any applicable federal or state securities laws, including any conditions required under Section 23. EACH PARTICIPANT ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF SHARES.

23.           Governmental Regulation. The Company’s obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance or sale of such Shares. As a condition to a Participant’s enrollment in the Plan or the exercise of a Participant’s Right to purchase any Shares, the Company may require the Participant to represent and warrant at such time that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any applicable provisions of law.

The terms and conditions of Rights granted hereunder to, and the purchase of Shares by, persons subject to section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such Rights and any Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from section 16 of the Exchange Act with respect to Plan transactions.

24.           No Employment Rights. Except as expressly provided in this Plan, it does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares of Common Stock. Nor does this Plan create in any employee or class of employees any right to continued employment by the Company, and this Plan shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

25.           Severability. If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan under Code section 423 or any other applicable law, such provision shall be construed or deemed amended to conform to applicable laws; or, if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

26.           Governing Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.